Exhibit 99.1

   McDermott Announces Second Quarter Net Loss of $59.9 Million, or $0.94 Loss per Diluted Share, Including B&W Revaluation Costs of
            $40 Million and Project Loss of $39.9 Million


    NEW ORLEANS--(BUSINESS WIRE)--Aug. 11, 2003--McDermott International Inc. (NYSE:MDR) ("McDermott" or the "Company") today announced a loss from continuing operations of $60.5 million, or $0.95 loss per diluted share, for the 2003 second quarter compared to a loss from continuing operations of $235.4 million, or $3.82 loss per diluted share, for the 2002 second quarter. Net loss for the 2003 second quarter of $59.9 million, or $0.94 loss per diluted share, included net income from discontinued operations of $0.7 million, or $0.01 per diluted share. Net loss for the 2002 second quarter of $234.2 million, or $3.80 loss per diluted share, included net income from discontinued operations of $1.2 million, or $0.02 per diluted share. Weighted average common shares outstanding were 64.0 million and 61.7 million at June 30, 2003 and June 30, 2002, respectively.
    Two significant items impacting the net loss for the 2003 quarter on an after-tax basis were as follows:

    -- $40.0 million loss for the revaluation of the estimated settlement costs related to the Chapter 11 proceedings involving The Babcock & Wilcox Company ("B&W")

    -- $39.9 million loss related to a marine construction project in Argentina

    Revenues increased 29% to $595.5 million in the 2003 second quarter compared to the 2002 second quarter. This increase is due primarily to the increased activity in the Marine Construction Services segment partially offset by the absence of revenues from the Power Generation Systems segment in the 2003 second quarter due to the sale of Babcock & Wilcox Volund ApS in 2002.
    Operating loss of $13.9 million for the 2003 second quarter included a $39.9 million loss related to a project in Argentina being performed by J. Ray McDermott ("J. Ray"), which comprises the Marine Construction Services segment, and an $18 million qualified pension plan expense in the Corporate segment. The 2002 second quarter operating loss of $237.3 million included a $224.7 million write-off of the investment in B&W in the Corporate segment and a $33.9 million loss from the EPIC Spar projects ("Spar projects") in the Marine Construction Services segment.
    "I am pleased with BWX Technologies Inc.'s ability to consistently deliver year-over-year improved operational performance and financial results in our Government Operations segment. Unfortunately, the Company's second quarter was adversely impacted by a weather-related event which caused a three-month delay in work on a project in Argentina. The project was awarded to J. Ray in the fall of 2001 prior to our announcement last year that we would no longer accept contracts that place a disproportionate amount of risk on the Company. We have reached an agreement in principle with the customer to minimize our future risk on this project. Absent losses from this project, J. Ray would have posted positive operating results for the quarter," said Bruce W. Wilkinson, chairman of the board and chief executive officer of McDermott.
    "J. Ray's new management team is in place and will continue to gain traction over the next several quarters. While I am confident in the team's ability to deliver improved operational performance going forward, there is still much to be done to stabilize J. Ray," continued Wilkinson.
    "Given the current situation at J. Ray and the uncertainty surrounding the passage of the pending asbestos legislation, which would have a significant impact on our Company, we are withdrawing the 2003 earnings guidance and feel that it is not prudent at this time to issue revised guidance for the remainder of 2003," said Wilkinson.

    RESULTS OF OPERATIONS
    2003 Second Quarter Compared to 2002 Second Quarter

    Marine Construction Services Segment

    Revenues from the Marine Construction Services segment, which consists of J. Ray McDermott and its subsidiaries, increased 48% to $468.0 million in the 2003 second quarter. The revenue increase resulted from increased execution of fabrication and marine installation projects in all geographic areas in which J. Ray operates other than in the Gulf of Mexico, where activity declined slightly compared to the 2002 second quarter.
    The operating loss of $13.2 million for the 2003 second quarter resulted primarily from recording a $39.9 million loss provision for the project in Argentina. As previously reported, on June 11, 2003, due to a sudden change in weather, J. Ray experienced damage to some pipe-laying equipment and the Derrick Barge 60 ("DB60") while laying subsea pipe off the coast of southern Argentina. Work was suspended on the project to assess the remedial action required to complete the project and complete repairs to the DB60. J. Ray has very recently reached an agreement in principle, which is subject to ongoing negotiations, with the customer to minimize future risks associated with this project. Major projects contributing to 2003 second quarter operating income, excluding the $39.9 million loss provision discussed above, were the topsides fabrication and subsea pipeline installation projects in the Azerbaijani sector of the Caspian Sea, topsides fabrication work in the Morgan City fabrication facility and charter of a vessel into Mexico. Selling, general and administrative expenses were $3.4 million lower in the 2003 second quarter compared to the 2002 second quarter. The 2003 second quarter included no additional losses on the Spar projects, while the 2002 second quarter included losses of $33.9 million on the Spar projects.
    At June 30, 2003, J. Ray's backlog of $1.8 billion included $359 million related to contracts in loss positions. Of this amount $207 million related to uncompleted work on the Spar projects and $103 million related to the project in Argentina. Backlog was $2.0 billion and $2.1 billion at March 31, 2003 and at December 31, 2002, respectively.

    Government Operations Segment

    The Government Operations segment consists primarily of BWX Technologies Inc. Revenues in this segment decreased $3.6 million to $127.5 million in the 2003 second quarter primarily due to lower revenues in management and operations services partially offset by higher volumes from the manufacture of nuclear components for certain U.S. government programs. Effective January 1, 2003, BWXT became a teaming partner to complete the environmental restoration for a U.S. government site in Ohio, which it previously operated as a prime contractor. This resulted in the recording of revenues for the subcontract earned fees only rather than the full revenues from this contract. This caused a $20 million reduction in revenues for the 2003 second quarter compared to the 2002 second quarter.
    Operating income increased $5.7 million to $20.5 million in the 2003 second quarter, primarily due to the following:

    -- higher volumes from the manufacture of nuclear components for certain U.S. government programs

    --  favorable resolution of a contract dispute

    -- improved operating results from joint ventures in Idaho, Texas and Tennessee

    -- reduced spending on fuel cell research and development projects

    These increases were partially offset by lower volumes and margins from commercial work and other government manufacturing operations, and higher general and administrative expenses due to increased facility management oversight costs and higher variable stock-based compensation expense.
    At June 30, 2003, BWXT's backlog was $1.5 billion, compared to backlog of $1.6 billion and $1.7 billion at March 31, 2003 and December 31, 2002, respectively.

    Corporate

    Corporate expenses increased $18.0 million to $21.2 million in the 2003 second quarter compared to $3.3 million in the 2002 second quarter, primarily due to higher noncash qualified pension plan expense as a result of changes in the discount rate and plan asset performance. Additionally, the financial performance of the Company's captive insurance companies was less favorable during the 2003 second quarter than in the 2002 second quarter.

    Other Income and Expense

    Interest income decreased to $0.9 million in the 2003 second quarter compared to $1.8 million in the 2002 second quarter, primarily due to decreases in investments and prevailing interest rates. Interest expense increased $1.8 million to $4.2 million in the 2003 second quarter, primarily due to interest costs associated with the Company's credit facility, which was refinanced in February 2003.
    The Company reported other income of $0.7 million in the 2003 second quarter compared to other expense of $0.9 million in the 2002 second quarter due to income resulting from the curtailment of J. Ray's qualified pension plan and minority interest income associated with a J. Ray joint venture. Foreign currency transaction losses partially offset this income.
    During the 2003 second quarter, revaluation of certain components of the estimated settlement cost related to the Chapter 11 proceedings involving B&W resulted in an increase of the estimated liability to $126.4 million and recognition of other expense of $39.4 million ($40.0 million after tax). The consideration to be provided in the proposed settlement includes, among other things, McDermott common stock, a share price guaranty obligation and a promissory note. The increase is due primarily to an increase in the price of McDermott's common stock from $2.90 per share at March 31, 2003 to $6.33 per share at June 30, 2003. The Company is required to revalue certain components of the estimated settlement cost quarterly and at the time the securities are issued, assuming the settlement is finalized. Assuming issuance of the debt and equity securities, the Company will record such amounts as liabilities or stockholders' equity based on the nature of the individual securities.
    For the 2003 second quarter, income tax expense was impacted by the non-deductible portion of the expense associated with the revaluation of the estimated cost of settlement of the B&W Chapter 11 proceedings, an increase in the valuation allowance for the realization of deferred tax assets and the mix of income and losses from various tax jurisdictions in which the Company operates.

    DISCONTINUED OPERATIONS

    The Company is in final negotiations to sell Menck GmbH ("Menck"), a component of the Marine Construction Services segment, and expects to close the transaction by September 30, 2003. Accordingly, for the three and six months ended June 30, 2003 and June 30, 2002, the Company has reported the results of operations for Menck as discontinued operations.
    Hudson Products Corporation ("HPC") was sold in July 2002. Accordingly, for the three and six months ended June 30, 2002, the Company has reported the results of operations for HPC as discontinued operations.

    THE BABCOCK & WILCOX COMPANY

    The Company wrote off its investment in B&W of $224.7 million during the second quarter of 2002 and has not consolidated B&W with its financial results since the Chapter 11 bankruptcy filing on February 22, 2000. B&W's revenues decreased $52.8 million to $352.3 million in the 2003 second quarter compared to $405.1 million in the 2002 second quarter. Net loss for the 2003 second quarter of $51.7 million included a $70 million provision for an increase in B&W's estimated asbestos liability. Net income for the 2002 second quarter was $16.5 million.

    LIQUIDITY

    On a consolidated basis, the Company incurred negative cash flows for the first two quarters of 2003 and expects to incur negative cash flows during the remainder of 2003 and in the first half of 2004 primarily due to losses on the Spar projects and the Argentina project. Completion of the Spar projects and the Argentina project has and will continue to put a strain on J. Ray's liquidity. J. Ray intends to fund its negative cash flow through borrowings under the credit facility, intercompany loans from McDermott and sales of non-strategic assets including the sale of Menck and certain marine vessels. For the 2003 year, the Company anticipates negative operating cash flows before capital expenditures of between $100 million and $120 million. At August 8, 2003, the Company had liquidity of $146 million, which included unrestricted cash of $97 million and borrowing capacity of $49 million.
    The Company is in the process of refinancing BWXT on a stand-alone basis and has received a commitment letter from a commercial bank to underwrite a three-year $125 million revolving credit facility, which may be increased to $150 million. This commitment is subject to the successful refinancing of J. Ray on a stand-alone basis. The Company is in negotiations with a lender to provide financing to J. Ray and hopes to close both new facilities simultaneously.
    The Company's ability to obtain such a replacement facility for J. Ray will depend on numerous factors including J. Ray's operating performance and overall market conditions. If J. Ray experiences additional significant contract costs on its Spar projects, the Argentina project or any other project as a result of unforeseen events, it may be unable to fund all of its budgeted capital expenditures and meet all of its funding requirements for contractual commitments.
    If the Company is unable to obtain a new credit facility for J. Ray or is unable to replace or extend the existing credit facility, J. Ray's ability to pursue additional projects, which often require letters of credit, and its liquidity will be adversely impacted. These factors cause substantial doubt about J. Ray's ability to continue as a going concern.

    OTHER INFORMATION

    About the Company

    McDermott International Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.
    In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott International Inc. cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company's actual results of operations. The forward-looking statements in this press release include, among other things, statements about the Company's and J. Ray's liquidity and ability to obtain new credit facilities or extend the current facility, the estimated cash flows and timing to complete the Spar projects and the Argentina project, the estimated charges for the proposed settlement of the B&W Chapter 11 based on current negotiations, the probability of that proposed settlement, J. Ray's ability to continue as a going concern, J. Ray's management team's ability to deliver improved performance and the closing of the Menck transaction by September 30, 2003. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these risk factors, please see McDermott's annual report for the year ended December 31, 2002 and its 2003 quarterly reports filed with the Securities and Exchange Commission.

    Conference Call to Discuss 2003 Second Quarter Earning Release



Date:     Tuesday, August 12, 2003 at 10:00 a.m. EDT (9:00 a.m. CDT)

Webcast:  Investor Relations section of website at www.mcdermott.com

Dial-in:  (USA) (888) 396-2384 or (International) (617) 847-8711
          Access code 61014564

Replay:   August 12, 2003 beginning at 1:00 p.m. EDT (12:00 p.m. CDT)
          (USA) (888) 286-8010 or (International) (617) 801-6888
          Access code 40389865

                     McDERMOTT INTERNATIONAL INC.
               CONDENSED CONSOLIDATED STATEMENTS OF LOSS

                            Three Months Ended     Six Months Ended
                                June 30,               June 30,
                             2003       2002       2003         2002
                             ----       ----       ----          ----
                                         (Unaudited)
                             (In thousands, except per share amounts)

Revenues                   $595,475   $462,562  $1,108,212   $860,486
----------------------------------------------------------------------
Costs and Expenses:
 Cost of operations         578,578    439,421   1,044,085    804,531
 Loss on write-off of
  investment in
  The Babcock &
  Wilcox Company                -      224,664         -      224,664
 Selling, general
  and administrative
  expenses                   36,052     38,239      77,235     79,898
----------------------------------------------------------------------
                            614,630    702,324   1,121,320  1,109,093
----------------------------------------------------------------------
Equity in Income of
 Investees                    5,237      2,418      13,125      9,952
----------------------------------------------------------------------
Operating Income (Loss)     (13,918)  (237,344)         17   (238,655)
----------------------------------------------------------------------
Other Income (Expense):
 Interest income                909      1,858       1,889      5,337
 Interest expense            (4,171)    (2,368)     (7,830)    (9,533)
 Increase in estimated
  cost of The Babcock &
  Wilcox Company
  bankruptcy
  settlement                (39,395)       -       (15,324)       -
 Other-net                      652       (878)      1,987      1,410
----------------------------------------------------------------------
                            (42,005)    (1,388)    (19,278)    (2,786)
----------------------------------------------------------------------
Loss from Continuing
 Operations before
 Provision for (Benefit
 from) Income Taxes
 and Cumulative Effect
 of Accounting Change       (55,923)  (238,732)    (19,261)  (241,441)

Provision for
 (Benefit from)
 Income Taxes                 4,624     (3,327)     11,661     (5,392)
----------------------------------------------------------------------
Loss from Continuing
 Operations before
 Cumulative Effect
 of Accounting Change       (60,547)  (235,405)    (30,922)  (236,049)

Income from
 Discontinued
 Operations                     695      1,189       2,906      1,240
----------------------------------------------------------------------
Loss before
 Cumulative Effect
 of Accounting
 Change                     (59,852)  (234,216)    (28,016)  (234,809)

Cumulative Effect
 of Accounting Change           -          -         3,710        -
----------------------------------------------------------------------
Net Loss                   $(59,852) $(234,216)   $(24,306) $(234,809)
----------------------------------------------------------------------
Earnings (Loss) per
 Common Share:
  Basic and Diluted
  Loss from Continuing
   Operations before
    Cumulative Effect
     of Accounting
     Change                  $(0.95)    $(3.82)     $(0.49)    $(3.85)
   Income from
    Discontinued
     Operations               $0.01      $0.02       $0.05      $0.02
   Cumulative Effect
    of Accounting Change       $-           $-       $0.06         $-
   Net Loss                  $(0.94)    $(3.80)     $(0.38)    $(3.83)
   Weighted Average
    Common Shares            63,995     61,700      63,732     61,362
----------------------------------------------------------------------

                     McDERMOTT INTERNATIONAL INC.
                     SELECTED SEGMENT INFORMATION

                           Three Months Ended       Six Months Ended
                                 June 30,               June 30,
                             2003       2002        2003        2002
                             ----       ----        ----        ----
                                          (Unaudited)
                                    (In thousands except Backlog)
REVENUES
Marine Construction
 Services                  $467,972   $315,691    $863,012   $578,594
Government Operations       127,523    131,115     245,231    252,906
Power Generation Systems          -     15,793           -     29,035
Adjustments and
 Eliminations                   (20)       (37)        (31)       (49)
----------------------------------------------------------------------
TOTAL                      $595,475   $462,562  $1,108,212   $860,486
----------------------------------------------------------------------
OPERATING INCOME (LOSS)
Marine Construction
 Services                  $(13,162)  $(20,842)     $3,478   $(28,671)
Government Operations        20,486     14,802      44,111     32,560
Power Generation Systems         (4)    (3,384)         30     (3,922)
----------------------------------------------------------------------
                              7,320     (9,424)     47,619        (33)

Write-off of investment in
 B&W                              -   (224,664)          -   (224,664)
Corporate                   (21,238)    (3,256)    (47,602)   (13,958)
----------------------------------------------------------------------
TOTAL                      $(13,918) $(237,344)        $17  $(238,655)
----------------------------------------------------------------------


EQUITY IN INCOME (LOSS) OF
 INVESTEES
Marine Construction
 Services                     $(885)      $182       $(577)    $1,776
Government Operations         5,938      5,079      13,294     10,989
Power Generation Systems        184     (2,843)        408     (2,813)
----------------------------------------------------------------------
TOTAL                        $5,237     $2,418     $13,125     $9,952
----------------------------------------------------------------------
DEPRECIATION &
 AMORTIZATION
Marine Construction
 Services                    $7,757     $6,202     $13,181    $11,904
Government Operations         3,180      3,152       6,332      6,186
Power Generation Systems          4        183           7        356
Corporate                       916      1,002       1,657      1,244
----------------------------------------------------------------------
TOTAL                       $11,857    $10,539     $21,177    $19,690
----------------------------------------------------------------------

CAPITAL EXPENDITURES
Marine Construction
 Services                    $3,858    $10,354     $11,605    $16,694
Government Operations         5,318      5,106       7,460      9,391
Power Generation Systems          -         51           -        171
Corporate                     1,656          -       1,662        101
----------------------------------------------------------------------
TOTAL                       $10,832    $15,511     $20,727    $26,357
----------------------------------------------------------------------

BACKLOG (in millions)
Marine Construction
 Services                    $1,838     $2,068      $1,838     $2,068
Government Operations         1,493      1,021       1,493      1,021
Power Generation Systems          -         41           -         41
----------------------------------------------------------------------
TOTAL                        $3,331     $3,130      $3,331     $3,130
----------------------------------------------------------------------

                     McDERMOTT INTERNATIONAL INC.
           ITEMS INCLUDED IN LOSS FROM CONTINUING OPERATIONS

                                        Three Months     Six Months
                                           Ended           Ended
                                         June 30,         June 30,
                                      2003     2002    2003      2002
                                      ----     ----    ----      ----
                                                (Unaudited)
                                               (In millions)

ITEMS INCLUDED IN OPERATING INCOME
 (LOSS) BY SEGMENT
      Marine Construction Services
      Losses on Spar projects            $-   $(30.0)     $-   $(36.9)
      Losses on Argentina project     (39.9)       -   (41.9)       -
      Announced change orders on a
       project                            -        -    11.0        -
----------------------------------------------------------------------
      TOTAL                          $(39.9)  $(30.0) $(30.9)  $(36.9)
----------------------------------------------------------------------

      Government Operations
      Favorable resolution of
       contract dispute                $5.4       $-    $8.7       $-
----------------------------------------------------------------------
      TOTAL                            $5.4       $-    $8.7       $-
----------------------------------------------------------------------

      Corporate
      Write-off of investment in B&W     $-  $(224.7)     $-  $(224.7)
      Qualified pension plan expense  (18.0)    (2.1)  (36.0)    (4.1)
----------------------------------------------------------------------
      TOTAL                          $(18.0) $(226.8) $(36.0) $(228.8)
----------------------------------------------------------------------

OTHER ITEMS
      Change in estimated cost of
       B&W bankruptcy settlement
        before tax                   $(39.4)      $-  $(15.3)      $-
      Tax impact on B&W settlement      (.6)       -    (1.1)       -
----------------------------------------------------------------------
      Change in estimated cost of
       B&W bankruptcy settlement
        after tax                    $(40.0)      $-  $(16.4)      $-
----------------------------------------------------------------------

                     McDERMOTT INTERNATIONAL INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS

                                ASSETS
                                             June 30,     December 31,
                                               2003           2002
                                               ----           ----
                                           (Unaudited)
                                                 (In thousands)
Current Assets:
  Cash and cash equivalents                $   181,465     $  174,341
  Investments                                       --        108,269
  Accounts receivable -- trade, net            243,066        191,672
  Accounts receivable from The Babcock &
   Wilcox Company                                5,798         12,273
  Accounts receivable -- unconsolidated
   affiliates                                   12,321         17,695
  Accounts receivable -- other                  30,429         63,270
  Contracts in progress                         94,051        147,336
  Deferred income taxes                          2,241          3,350
  Other current assets                          56,933         45,403
----------------------------------------------------------------------

  Total Current Assets                         626,304        763,609
----------------------------------------------------------------------

Property, Plant and Equipment                1,259,446      1,238,447
  Less accumulated depreciation                903,410        885,051
----------------------------------------------------------------------

  Net Property, Plant and Equipment            356,036        353,396
----------------------------------------------------------------------

Investments in Debt Securities                  47,089         64,958
----------------------------------------------------------------------

Goodwill                                        12,926         12,926
----------------------------------------------------------------------

Prepaid Pension Costs                           19,083         19,311
----------------------------------------------------------------------

Other Assets                                    78,172         63,971
----------------------------------------------------------------------

  TOTAL                                    $ 1,139,610     $1,278,171
----------------------------------------------------------------------

                LIABILITIES AND STOCKHOLDERS' DEFICIT

                                               June 30,   December 31,
                                                 2003         2002
                                                 ----         ----
                                             (Unaudited)
                                                  (In thousands)
Current Liabilities:
  Notes payable and current maturities of
   long-term debt                            $     6,221  $    55,577
  Accounts payable                               171,036      163,811
  Accounts payable to The Babcock & Wilcox
   Company                                        32,792       32,379
  Accrued employee benefits                       55,985       60,896
  Accrued liabilities -- other                   155,690      190,844
  Accrued contract costs                          37,713       53,335
  Advance billings on contracts                  243,805      329,031
  U.S. and foreign income taxes payable           22,967       31,176
----------------------------------------------------------------------

     Total Current Liabilities                   726,209      917,049
----------------------------------------------------------------------
Long-Term Debt                                    85,857       86,104
----------------------------------------------------------------------
Accumulated Postretirement Benefit
 Obligation                                       26,374       26,898
----------------------------------------------------------------------
Self-Insurance                                    82,978       71,918
----------------------------------------------------------------------
Pension Liability                                429,012      392,072
----------------------------------------------------------------------
Accrued Cost of The Babcock & Wilcox Company
 Bankruptcy Settlement                           101,701       86,377
----------------------------------------------------------------------
Other Liabilities                                120,489      114,510
----------------------------------------------------------------------
Commitments and Contingencies

Stockholders' Deficit:
  Common stock, par value $1.00 per share,
   authorized 150,000,000 shares; issued
   67,684,756 at June 30, 2003, and
   66,351,478 at December 31, 2002                67,685       66,351
  Capital in excess of par value               1,099,303    1,093,428
  Accumulated deficit                         (1,051,624)  (1,027,318)
  Treasury stock at cost, 2,061,407 shares
   at June 30, 2003, and at December 31, 2002    (62,792)     (62,792)
  Accumulated other comprehensive loss          (485,582)    (486,426)
----------------------------------------------------------------------
     Total Stockholders' Deficit                (433,010)    (416,757)
----------------------------------------------------------------------
     TOTAL                                   $ 1,139,610  $ 1,278,171
----------------------------------------------------------------------

                     McDERMOTT INTERNATIONAL INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   Six Months Ended
                                                       June 30,
                                                    2003       2002
                                                    ----       ----
                                                      (Unaudited)
                                                    (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss                                         $ (24,306) $(234,809)
----------------------------------------------------------------------
Adjustments to reconcile net loss to net
 cash used in operating activities:
  Depreciation and amortization                     21,177     19,690
  Income or loss of investees, less dividends         (310)    (4,988)
  Loss (gain) on asset disposals and impairments
   -- net                                           (2,089)       139
  Provision for (benefit from) deferred taxes       (2,233)     5,996
  Increase in estimated cost of The Babcock &
   Wilcox Company bankruptcy settlement             15,324         --
  Loss on write-off of investment in The Babcock
   & Wilcox Company                                     --    224,664
  Cumulative effect of accounting change            (3,710)        --
  Other                                              3,293      8,428
  Changes in assets and liabilities, net of
   effects of acquisitions and divestitures:
     Accounts receivable                            (8,049)   (60,821)
     Net contracts in progress and advance
      billings                                     (31,781)    60,844
     Accounts payable                                7,401     41,179
     Accrued and other current liabilities         (49,576)       112
     Income taxes                                  (11,840)   (82,445)
     Other, net                                     33,172      1,164
----------------------------------------------------------------------

NET CASH USED IN OPERATING ACTIVITIES              (53,527)   (20,847)
----------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchases of property, plant and equipment         (20,727)   (26,357)
Purchases of available-for-sale securities        (232,364)  (841,448)
Sales of available-for-sale securities             131,241    737,869
Maturities of available-for-sale securities        227,493    259,814
Proceeds from asset disposals                        2,377        269
Other                                                 (399)        --
----------------------------------------------------------------------

NET CASH PROVIDED BY INVESTING ACTIVITIES          107,621    130,147
----------------------------------------------------------------------

                                                    Six Months Ended
                                                        June 30,
                                                    2003       2002
                                                    ----       ----
                                                      (Unaudited)
                                                     (In thousands)
CASH FLOWS FROM FINANCING ACTIVITIES:

Payment of long-term debt                         $ (9,500) $(208,387)
Increase (decrease) in short-term borrowing        (39,875)        22
Issuance of common stock                               271      1,119
Other                                                2,140       (171)
----------------------------------------------------------------------

NET CASH USED IN FINANCING ACTIVITIES              (46,964)  (207,417)
----------------------------------------------------------------------

EFFECTS OF EXCHANGE RATE CHANGES ON CASH                (6)        52
----------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                         7,124    (98,065)
----------------------------------------------------------------------

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD   174,341    196,912
----------------------------------------------------------------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD        $181,465  $  98,847
----------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:

Cash paid during the period for:
  Interest (net of amount capitalized)            $  7,725  $  15,156
  Income taxes -- net                             $  3,124  $  64,068
----------------------------------------------------------------------


    CONTACT: McDermott International, Houston
             Gay Stanley Mayeux, 281-870-5011
             gmayeux@mcdermott.com